Exhibit 10.2
METLIFE PLAN FOR TRANSITION ASSISTANCE FOR OFFICERS
Amended and Restated Effective April 1, 2014

METLIFE PLAN FOR TRANSITION ASSISTANCE FOR OFFICERS
(PLAN TO PROVIDE FOR THE PAYMENT OF SEVERANCE PAY AND OTHER BENEFITS TO CERTAIN OFFICERS WHO ARE INVOLUNTARILY DISCONTINUED.)

ARTICLE 1     THE PLAN: EFFECTIVE DATE: PLAN YEAR: DEFINITIONS
§ 1.1        The Plan: This plan shall be known as the MetLife Plan for Transition Assistance for Officers (hereafter called the "Plan").

§ 1.2        Effective Date: The effective date of the Plan is January 1, 2000. The Plan was most recently amended and restated effective as of April 1, 2014.

§ 1.3        Plan Year: The Plan Year shall be a calendar year.

§ 1.4        Definitions: Unless the context otherwise requires, the terms defined below shall have the following meanings for all purposes of the Plan.

§ 1.4.01    Affiliate: "Affiliate" means any corporation which is in the same controlled group of corporations, within the meaning of Section 414(b) of the Internal Revenue Code, as the Company and any other trade or business which is part of the same commonly controlled group of trades or businesses, within the meaning of Section 414(c) of the Internal Revenue Code, as the Company.

§ 1.4.02    Company: "Company" means the Metropolitan Life Insurance Company.

§ 1.4.03    Date of Discontinuance of Employment: "Date of Discontinuance of Employment" means the date set by the Company or Subsidiary as the date the Employee separates from the service of the Company or Subsidiary. The Company or Subsidiary reserves the right to alter the Date of Discontinuance of Employment at its sole and absolute discretion for any reason it deems appropriate.

§ 1.4.04    Disability: "Disability" means that the employee is disabled as defined in the "Disability" section of

(a)	the MetLife Options Short Term Disability Summary Plan Description and is receiving Short Term Disability benefits under MetLife Options (or the successor plan(s) to such plan(s)); or

(b)	the MetLife Options Long Term Disability Summary Plan Description and is receiving Long Term Disability benefits under MetLife Options (or the successor plan(s) to such plan(s)).

§ 1.4.05    Discontinuance of Employment:
(a) "Discontinuance of Employment" means a Discontinuance of Employment Under the Provisions of the Staffing Adjustment Policy.
(b) Notwithstanding the foregoing, and without limitation, the following shall not constitute a Discontinuance of Employment:
(1) The transfer of an Employee to or from the Company, to or from the Subsidiary or to or from a MetLife Enterprise Affiliate;
(2) The transfer of an Employee to, or the offer of employment to an Employee by, an employer other than a MetLife Enterprise Affiliate as a result of a sale, merger, acquisition, outsourcing of a function or similar transaction, provided the Employee continues to, or the offer of employment is for the Employee to continue to, perform the same or similar duties immediately following such transfer or immediately upon the start of employment pursuant to such offer. The determination of whether an employee continues to, or the offer of employment is for the Employee to continue to, perform the same or similar duties immediately following such transfer or immediately upon the start of employment pursuant to such offer shall be exclusively determined by the Company or Subsidiary;
(3) The voluntary cessation of employment with the Company or Subsidiary prior to the Date of Discontinuance of Employment;
(4) The termination of employment of an Employee who has entered into a written employment contract or severance agreement with the Company or a MetLife Enterprise Affiliate or is eligible under any other severance plan maintained or sponsored by the Company, a Subsidiary or a MetLife Enterprise Affiliate;
(5) A Discontinuance of Employment for Cause.

§ 1.4.06    Discontinuance of Employment for Cause: "Discontinuance of Employment for Cause" means the involuntary cessation of an Employee's employment with the Company or Subsidiary because the Employee has either:
(a) engaged in a serious infraction of Company or Subsidiary policy, theft of Company or Subsidiary property or services or other dishonest conduct otherwise injurious to the interests of the Company or Subsidiary, each as determined solely by the Company or Subsidiary; or
(b) demonstrated unacceptable lateness or absenteeism.

§ 1.4.07    Discontinuance of Employment for Performance: "Discontinuance of Employment for Performance" means the involuntary cessation of an Employee's employment with the Company or Subsidiary because the Employee has failed to meet standards of job performance despite the Employee’s good faith and diligent efforts to perform all aspects of the Employee’s job, including all performance improvement assignments and expectations, each as determined solely by the Company or a Subsidiary in its discretion, or, in the event of a claim, by the Plan Administrator in its discretion.

§ 1.4.08    Discontinuance of Employment Under the Provisions of the Company's Staffing Adjustment Policy: "Discontinuance of Employment under the Provisions of the Company's Staffing Adjustment Policy" means the involuntary cessation of an Employee’s employment with the Company or Subsidiary because of a Job Elimination or a Discontinuation of Employment for Performance. In addition, the Company or Subsidiary may, in its sole and absolute discretion, deem certain circumstances as voluntarily resigning from the Company or Subsidiary. Those Employees who voluntarily resign under such deemed circumstances will not be eligible under the Plan unless the Plan Administrator determines that under the circumstances the Employee should be deemed to have been terminated under the Company’s Staffing

Adjustment Policy. An Employee may be deemed to have been terminated under this Policy whether or not the Employee was subject to a Job Elimination.

§ 1.4.09    Employee: "Employee" means anyone who:
(a) is employed by the Company or a Subsidiary and compensated in or from the United States, and
(b) is either:
(1) a regular full-time employee, or
(2) a regular part-time employee whose regularly scheduled annual service is 1,000 hours or more in a 12-month period, and
(c) is any one or more of (1) an officer of the Company, MetLife Group, Inc., Metropolitan Property and Casualty Insurance Company, or MetLife Bank, National Association; or (2) anyone whose compensation is classified in the Company’s or Subsidiary’s employee compensation classification system in an officer or officer-equivalent grade level, in each case as determined by the Company or Subsidiary in its discretion, or, in the event of a claim, by the Plan Administrator in its discretion, and
(d) is not a temporary employee, and
(e) has not received a "Notice of Continued Eligibility" under the terms of the MetLife Severance Pay Plan for Officers, as amended (and whose employment is discontinued on or prior to December 31, 2000), and
(f) is not a leased employee within the meaning of Internal Revenue Code §414(n), and
(g) is not performing services for the Company or a Subsidiary under an agreement in which such individual acknowledges that he or she is an independent contractor and that he or she is not entitled to participate in the Company’s or Subsidiary’s employee benefit plans, or under an agreement entered into between the Company or a Subsidiary and some other person (other than a MetLife Enterprise Affiliate), in either case notwithstanding the fact that a regulatory body or court determines that such an individual is a common law employee.

The classification of “Employee” will be conclusively determined by the Company or Subsidiary in its sole and absolute discretion.

§ 1.4.10    Equivalent Week's Salary: "Equivalent Week's Salary" means the amount of annual Salary divided by fifty-two (52).

§ 1.4.11    Job Elimination: "Job Elimination" means the Company’s or Subsidiary’s determination that an Employee’s position has been or will be eliminated because of a Company or Subsidiary staffing adjustment or other organizational change, expense reduction considerations, office closings or relocations (where such relocations results in an Employee becoming eligible to receive benefits under the Company’s or a Subsidiary’s relocation policy) including but not limited to adjustments in the number of staff in a department or unit or the elimination of all or some of the functions of a department or unit, in which the Employee will not be replaced by another person in the same position, except where the Employee was, as of or immediately before the Date of Discontinuance of Employment, on a leave of absence or otherwise in inactive status, including but not limited to periods for which short-term or long-term disability benefits are paid, for a consecutive period of more than one year (i.e., does not return from leave or inactive status by the first anniversary of the beginning of the leave of inactive status) and is not returning immediately upon the conclusion of either (a) leave under the Family and Medical Leave Act or other law providing legally-protected leave, or (b) leave granted by the Company or Subsidiary as a reasonable accommodation of medical limitations.

§ 1.4.12    Job Elimination Participant: “Job Elimination Participant” means any Employee who has received a Notice of Discontinuance and whose employment is terminated because of a Job Elimination.

§ 1.4.13    MetLife Enterprise Affiliate: “MetLife Enterprise Affiliate” means MetLife, Inc. any Affiliate, or any “affiliate” of MetLife, Inc. as that term is defined in Rule 12b-2 of the General Rules and Regulations of the Securities and Exchange Act of 1934, as amended from time to time, including any corporation, partnership, joint venture, limited liability company, or other entity in which MetLife, Inc. owns, directly or indirectly, at least fifty percent (50%) of the total combined number of all securities entitling the holders thereof to vote in an annual election of directors of the company, or of the capital interests or profits interest of such partnership or entity.

§ 1.4.14    Notice of Discontinuance: “Notice of Discontinuance” means written notice by the Company or Subsidiary to an Employee which advises such Employee of his or her Date of Discontinuance of Employment.

§ 1.4.15    Outplacement Assistance: "Outplacement Assistance" means such program for assistance with career planning and strategy development and job placement the content and terms of which are determined solely by the Company or Subsidiary at its discretion.

§ 1.4.16    Participant: “Participant” means either a Job Elimination Participant or a Performance Participant.

§ 1.4.17    Performance Participant: "Performance Participant" means any Employee who has received a Notice of Discontinuance and whose employment is terminated because of Discontinuance of Employment for Performance; provided, however, that the Company or Subsidiary may in its sole discretion deem any Employee whose employment is terminated because of Discontinuance of Employment for Performance to be a Performance Participant.

§ 1.4.18    Salary: "Salary" means the Employee's base salary as of the Date of Discontinuance of Employment, excluding overtime, premium pay, incentive compensation, and bonus payments paid to the Employee by the Company or Subsidiary for services rendered, before any payroll deductions, including taxes.

§ 1.4.19    Separation Agreement: “Separation Agreement” means an agreement which includes a general release duly executed in favor of the Company and/or Subsidiary in the form prescribed by the Company or Subsidiary which has become final and irrevocable in accordance with the provisions of the Separation Agreement and applicable law. Such Separation Agreement may include, without limitation, an acknowledgment that neither the Company nor Subsidiary, nor any of their subsidiaries or affiliates shall have any obligation to rehire the Participant at any time.

§ 1.4.20    Service: "Service" means the whole number of the Employee's completed years of employment with the Company, Subsidiary and/or Affiliate. Completed years of employment will be computed based on the anniversaries of the date the Employee was first employed by the Company, Subsidiary, and/or Affiliate and ending on the Date of Discontinuance of Employment. However, if the Employee incurred any break in service, the period of Service will be computed as illustrated in the ”Summary Plan Description of the Metropolitan Life Retirement Plan for United States Employees.”

“Service” shall also mean the whole number of the Employee’s completed years of employment with the following entities or any of such entities’ affiliates immediately prior to the closing of the acquisition of all or a portion of the stock or assets of such entities by the Company, Subsidiary or an Affiliate, as reflected in the records of such acquired entities immediately prior to such closing:
(i)EverBank Reverse Mortgage, LLC.
(ii)First Horizon Home Loans, an operating division of First Tennessee Bank National Association.
(iii)SafeGuard Health Plans, Inc., a California Corporation.
(iv)American Life Insurance Company.

(a) In the event that severance pay was previously paid to an Employee by the Company, Subsidiary, or an Affiliate under this Plan or a similar plan of the Company, a Subsidiary or Affiliate, and such reemployment occurs after the full number of weeks used to determine the amount of such previous Severance Pay under the Plan, completed years of employment will be computed from the date the Employee was first reemployed by the Company, Subsidiary, or Affiliate after the cessation of employment for which prior severance pay was paid. For purposes of the break in service rules set forth in the Summary Plan Description of the Metropolitan Life Retirement Plan for United States Employees, in no event shall any Service of an Employee that was rendered prior to the cessation of employment for which prior severance pay was paid be counted.
(b) If the Employee is a regular full-time Employee with a period of employment with the Company, Subsidiary, or Affiliate as a part-time Employee, or a regular part-time Employee with a period of service as a regular full-time Employee, the Employee will be given credit for part-time Service in accordance with the Summary Plan Description of the Metropolitan Life Retirement Plan for United States Employees.

§ 1.4.21    Severance Pay: "Severance Pay" means the Participant’s Equivalent Week’s Salary multiplied by the sum of twenty-eight (28) plus the Participant’s Service, provided, however, that if the sum is greater than fifty-two (52), the sum shall be deemed to be fifty-two (52), and provided further, however, that if the Participant is a Performance Participant, the sum shall be further divided by two (2).

§ 1.4.22    Subsidiary: "Subsidiary" means the following Affiliate(s) of the Company:
(a) Metropolitan Property and Casualty Insurance Company.
(b) MetLife Bank, National Association.
(c) MetLife Group, Inc.

ARTICLE 2     FUNDING

§ 2.1        Funding: The Plan is an unfunded employee benefit plan established by the Company and the benefit payable under the Plan to Employees shall be paid out of the general assets of the Company or a Subsidiary that formerly employed the Employee.

ARTICLE 3     FIDUCIARIES

§ 3.1        Named Fiduciary: The Named Fiduciary of the Plan with authority to control and manage the operation and administration of the Plan is the Company.

§ 3.2        Plan Administrator: The Plan Administrator is the Company or its designate.

§ 3.3        Delegation of Responsibilities: The Company, as Named Fiduciary of the Plan, hereby designates the Chief Executive Officer or his designate to carry out all of the Company’s fiduciary responsibilities under the Plan.

§ 3.4        Powers of the Plan Administrator: In carrying out the fiduciary responsibilities delegated to it, the Plan Administrator shall have the power to:
(a) Interpret and construe the provisions of the Plan, decide any disputes that may arise as to the rights of Employees to the benefit under the Plan and, in general, direct the administration of the Plan in accordance with its terms.
(b) Adopt such rules and procedures as the Plan Administrator may deem necessary or appropriate in the exercise of its authority and discharge of its obligations under the Plan.
(c) Delegate to one or more other persons such administrative obligations as it deems appropriate.
(d) Do all other acts, take all other proceedings and exercise such other rights and privileges, though not specifically mentioned herein, as the Plan Administrator may deem necessary or appropriate to carry out the purposes of the Plan in compliance with applicable law.

§ 3.5        Service of Legal Process: The Plan Administrator is designated the Plan's agent for service of legal process.

ARTICLE 4    PLAN BENEFITS

§ 4.1        Severance Pay: The Company or Subsidiary may, in its sole and absolute discretion, grant Severance Pay to a Participant as determined under the terms of this Plan, provided that the Participant has entered into a Separation Agreement. The Plan Administrator may, in its sole and absolute discretion, grant Severance Pay in excess of or less than the amount reflected in this Plan taking all pertinent facts and circumstances into consideration, including but not limited to any amount to which the Company or Subsidiary offers or pays to a Participant as a result of the Participant’s Discontinuance of Employment pursuant to any applicable law. The Company or Subsidiary, or where appropriate, the Plan Administrator, will determine, on a case-by-case basis, whether a Participant is entitled to Severance Pay and the amount thereof.

Notwithstanding any other provision of this Section 4.1 to the contrary, the Compensation Committees of the Boards of Directors of the Company and MetLife, Inc. must approve the amount and payment of any Severance Pay under the Plan made to an Employee who is a member of the Executive Group of the Company or MetLife, Inc. on such Employee’s Date of Discontinuance.

§ 4.2        Payment of Severance Pay: If a Participant’s Separation Agreement is final by the Payment Deadline, Severance Pay and any other amounts offered to the Participant contingent on a final Separation Agreement (other than as provided in an award agreement under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan) shall be paid to the Participant in a lump sum after the Participant’s Separation Agreement is final, and on or before the Payment Deadline. If a Participant’s Separation Agreement is final after the Payment Deadline, Severance Pay shall be paid in cash to the Participant in a lump sum in the calendar year specified in the Separation Agreement. For this purpose, the “Payment Deadline” shall be March 15 of the calendar year after the earlier of (i) the date the Separation Agreement was offered to the Participant, (ii) the Participant’s Date of Discontinuance of Employment, or (iii) the date of the Participant’s separation from service determined under Internal Revenue Code Section 409A, to the extent that date differs from the Participant’s Date of Discontinuance. If a Participant’s Separation Agreement is final, amounts offered to the Participant contingent on a final Separation Agreement as provided in an award agreement under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan shall be paid to the Participant at the time prescribed in such award agreement.

§ 4.3        Outplacement Assistance: The Company or Subsidiary may, in its sole and absolute discretion, grant Outplacement Assistance to a Participant. The Company or Subsidiary may, in its sole and absolute discretion, grant Outplacement Assistance in excess of or less than the amount reflected in this Plan taking all pertinent facts and circumstances into consideration. The Company or Subsidiary will determine, on a case-by-case basis, whether a Participant is entitled to Outplacement Assistance and the nature and duration thereof.

§ 4.4        Rehire: If a Participant is reemployed in a position with the Company or a MetLife Enterprise Affiliate comparable to the Participant’s last position with the Company or a MetLife Enterprise Affiliate within one year of the Date of Discontinuance of Employment, the Company or MetLife Enterprise Affiliate may, in its sole and absolute discretion, require the Participant to repay a prorated portion of the Severance Pay received.

ARTICLE 5    OPERATION OF THE PLAN

§ 5.1        Effect of Severance Pay on Other Benefit Determinations: Receipt by the Participant of Notice Period Pay, Severance Pay, or Outplacement Assistance shall have no effect on the determination of benefits under any Employee benefit plan, except as provided in those respective plans. In no event will any Participant be entitled to receive any pay or benefits under both this Plan and any other severance plan maintained by the Company, Subsidiary, or Affiliate in connection with the same Discontinuance of Employment.

§ 5.2        Effect of Death Prior to Date of Discontinuance of Employment: If death of a Participant occurs prior to the established Date of Discontinuance of Employment, no benefits shall be payable under the Plan.

§ 5.3        Death of Participant Subsequent to Date of Discontinuance of Employment: If a Participant dies after Date of Discontinuance of Employment, the balance of any Severance Pay due the Participant will be paid to the Participant's estate as soon after the Participant's death as may be practicable.

§ 5.4        Effect of Disability or Leave of Absence Prior to Discontinuance of Employment: The Company or any Subsidiary may determine any Participant’s Date of Discontinuance of Employment without regard to the Participant’s Disability. The Company may, but is not required to, offer a Participant a leave of absence prior to the Participant’s Date of Discontinuance of Employment. Nothing in this Section shall be construed to limit the right of the Company or any Subsidiary to determine in its discretion the terms and conditions of employment.

§ 5.5        Claims and Review Procedures:
(a) Claims Procedure. If any person believes he/she is being denied any rights or benefits under this Plan, such person may, in writing, request reconsideration from the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period).
(b) Review Procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or a duly authorized representative) may (i) file a written request with the Plan Administrator for a review of the denied claim and of pertinent documents and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator will notify such person of its decision in writing. Such Notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial

60 day period). If the decision on review is not made within such period, the claim will be considered denied.
(c) Any person must exhaust the claims and review process described in this Section 5.5 of the Plan as a condition of bringing legal action under or related to the Plan. No claim for rights or benefits under the Plan, or otherwise arising under the Plan, will be valid if it brought more than six (6) months after the end of the year in which that person’s Date of Discontinuance of Employment occurred. No suit to recover benefits under this Plan shall be brought more than six (6) months following the exhaustion of the claims and review process described in this Plan.

ARTICLE 6 AMENDMENT AND TERMINATION OF PLAN

§ 6.1        Amendment: The Company may amend or terminate this Plan or any benefit or coverage thereunder at any time by means of a written instrument executed by a person authorized by the Company, subject to the limitations of this section. Except as hereinafter stated, the Chief Executive Officer of the Company or his designate is authorized to amend this Plan by formal action. Any amendment or group of amendments adopted on the same date, which would increase or decrease the annual cost of Plan benefits for Participants by $10 million or more shall be adopted by formal action of the Board of Directors of the Company.

§ 6.2        Termination of Plan: The Company reserves the right to terminate the Plan at any time. This Plan shall not automatically terminate on any date.

§ 6.3        Limitation on Amendment and Termination of Plan: If an eligible Participant has granted a Separation Agreement, no Amendment or Termination of this Plan by the Company shall diminish the Participant's rights obtained pursuant to this Plan.

§ 6.4        Construction of Plan Provisions: The Plan Administrator shall have full and complete sole and absolute discretion to interpret and construe all Plan provisions, and such interpretation shall be final and binding on all Employees.

ARTICLE 7 CHANGE OF CONTROL

§ 7.1        Definitions: The terms defined below shall have the following meanings for purposes of this Plan.

§ 7.1.01    A “Change of Control” shall be deemed to have occurred if:
(a) any Person acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (”Exchange Act”)), directly or indirectly, of securities of MetLife, Inc. representing 25% or more of the combined Voting Power of MetLife, Inc.’s securities;
(b) within any 24-month period, the persons who were directors of MetLife, Inc. at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of MetLife, Inc. (the “Board”) or the board of directors of any successor to MetLife, Inc.; provided, however, that any director elected or nominated for election to the Board of Directors of MetLife, Inc. by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subsection 7(b);
(c) the stockholders of MetLife, Inc. approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of MetLife, Inc. which is consummated (a “Corporate Event”), and immediately following the consummation of which the stockholders of MetLife, Inc. immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (1) in the case of a merger or consolidation, the surviving or resulting corporation, (2) in the case of a share exchange, the acquiring corporation, or (3) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the MetLife, Inc. immediately prior to such Corporate Event; or
(d) any other event occurs which the Board of Directors of MetLife, Inc. declares to be a Change of Control.

§ 7.1.02    Definitions. For purposes of this Article, including the definition of Change of Control in Section 7.1.01:
(a) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided, however, that "Person" shall not include (i) MetLife, Inc. or any Affiliate of MetLife, Inc., (ii) the MetLife Policyholder Trust (and any person(s) who would otherwise be described herein solely by reason of having the power to control the voting of the shares held by that trust), or (iii) any employee benefit plan (including an employee stock ownership plan) sponsored by MetLife, Inc. or any Affiliate of MetLife, Inc.
(b) “Voting Power” shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company, and "Voting Securities" shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.
(c) “Affiliate” shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, MetLife, Inc. (which definition shall apply for this purpose, rather than the definition in Section 1.4.01 of the Plan).

§ 7.1.03    “Change of Control Participant” shall mean any Employee who prior to the second anniversary of a Change of Control:
(a) is involuntarily terminated from employment for any reason other than solely for Gross Cause; or
(b) suffers a Constructive Termination.

Provided, however, that no employee who has entered into a written employment contract with MetLife, Inc., the Company, a Subsidiary, or an Affiliate or who is an Exwcutive as defined in the MetLife Executive Severance Plan, in each case as of the time of the employee’s termination of employment, shall be a Change of Control Participant. For purposes of determining who is a Change of Control Participant, the Company or Subsidiary shall not conclusively determine the classification of Employee in its sole and absolute discretion.

§ 7.1.04    “Constructive Termination” shall mean a voluntary termination of employment by an Employee within ten (10) business days after any of the following actions by the Company, Subsidiary, or person acting on behalf of either:
(a) requiring the Employee to be based as his/her regular or customary place employment at any office or location more than 50 miles from the location at which the Employee performed his duties immediately prior to the Change of Control, or in a state other than the one in which the Employee performed his duties immediately prior to the Change of Control, in each case except for travel reasonably required in the performance of the employee’s responsibilities;
(b) reducing the Employee’s base salary below the rate in effect at the time of a Change of Control; or
(c) failing to pay the Employee’s base salary, other wages, or employment-related benefits as required by law.

Failure by the Employee to voluntarily terminate employment within ten (10) business days of the occurrence of any event described in this definition shall not waive the Employee’s right to voluntary terminate employment as a Constructive Discharge within ten (10) business days of any subsequent event described in this definition.

§ 7.1.05    "Gross Cause" shall mean:
(a) the Employee's conviction or plea of nolo contendere to a felony; or
(b) an act of dishonesty or gross misconduct on the Employee's part which results or is intended to result in material damage to the Company's or Subsidiary's business or reputation.

§ 7.1.06    “Change of Control Separation Agreement” shall mean an agreement in the form of Appendix A to this Plan with the exact amount of Change of Control Severance Pay, as determined by the terms of this Plan, inserted where indicated. The Plan Administrator may, however, change the return address indicated in Appendix A.

§ 7.1.07    “Change of Control Severance Pay” shall mean cash in at least the amount of Severance Pay as determined by Section 1.4.21 for a Job Elimination Participant; provided, however, that the Company shall not have the power to exercise any discretion to pay any lesser amount. Solely for purposes of determining Change of Control Severance Pay:
(a) “Salary,” as used for purposes of determining “Equivalent Week’s Salary,” shall mean at least the Employee’s base salary immediately prior to the Change of Control, excluding overtime, premium pay, incentive compensation, and bonus payments paid to the Employee by the Company or Subsidiary for services rendered, before any payroll deductions, including taxes;

(b) “Service” shall be determined as provided by Section 1.4.20 of the Plan; provided however that the definition of Continuous Service under MetLife Options (or the successor plan to MetLife Options, should Metlife Options be replaced with a successor plan(s) in force immediately prior to the Special Period) and the Company’s Continuous Service Date Policy in force immediately prior to the Change of Control shall be used for that purpose.

§ 7.1.08    “Change of Control Outplacement Assistance” shall mean an outplacement assistance program of at least the duration, quality, and value as was routinely provided to those Participants who were provided with such a program prior to the Change of Control.

§ 7.1.09    “Excise Tax” shall mean the tax imposed under Section 4999 of the United States Internal Revenue Code, as amended (or any similar tax that may hereafter be imposed).

§ 7.2        Amendment and Termination of the Plan after a Change of Control. Notwithstanding any other provision of the Plan, this Plan shall neither be terminated, nor shall this Plan be amended, nor shall the Company or Subsidiary cease to be covered by this Plan, upon a Change of Control and until the second anniversary of that Change of Control.

§ 7.3        Purpose of the Plan. Upon a Change of Control, and until the second anniversary of that Change of Control, the purpose of the Plan shall be deemed to be “A Plan to Provide for the Payment of Special Severance Pay and Other Benefits to Certain Employees Whose Employment Terminates.”

§ 7.4        Eligibility for Special Severance Pay and Special Outplacement Assistance After a Change of Control. Notwithstanding any other provision of the Plan, the Plan Administrator shall offer a Change of Control Agreement to each Change of Control Participant within ten (10) business days of the termination of a Change of Control Participant’s employment (as determined by this Article), and shall have no discretion to decline to do so or to offer any amount of severance pay in the Change of Control Agreement lower than the Change of Control Severance Pay provided by the terms of this Plan. The Plan Administrator shall pay Change of Control Severance Pay and provide Special Outplacement Assistance to each Special Participant who executes a Change of Control Agreement that becomes final, according to the terms of the Change of Control Separation Agreement.

§ 7.5        Modification of Payments. In the event that any of the payments or benefits under this Plan to a Participant would be an Excess Parachute Payment as defined in Section 280G of the Code, and would thereby subject the Change of Control Participant to any excise tax, and the net after-tax benefit that the Participant would receive by reducing payments and benefits under this Plan to the maximum amount which may be paid or provided to the Change of Control Participant without the Change of Control Participant becoming subject to any excise tax as a result of all payments or benefits due to the Change of Control Participant is greater than the net after-tax benefit the Executive would receive if the full amounts due under this Plan were paid to the Change of Control Participant, then the Change of Control Severance Pay payable to the Change of Control Participant shall be reduced (but not below zero) so that the Change of Control Severance Pay and all other payments or benefits due to the Change of Control Participant do not exceed the amount of the Payment Cap. In making any and all determinations under this Section 7.5, the same assumptions and analyses shall be applied as are applied under Section 3(c)(iii) and (iv) of the MetLife Executive Severance Plan.

§ 7.6        Eligibility for Other Benefits After a Change of Control. A Special Participant shall be considered a Participant under the Plan for any and all purposes under the Plan and other employee benefit plans of any Company or Subsidiary.

§ 7.7        Restricted Powers of the Plan Administrator. Upon a Change of Control, and until the second anniversary of that Change of Control:
(a) the Plan Administrator shall not have the power to interpret and construe the provisions of the Plan in its discretion, nor have any of its powers or rights under Section 6.4 of this Plan, nor have the power to decide any disputes that may arise as to the rights of Employees to the benefits under the Plan or other employee benefit plans to the extent those rights depend on rights under this Plan;
(b) no provision of this Plan shall entitle the Plan Administrator to standard of legal review of any of its decisions or determinations other than a plenary, de novo standard, or be construed to suggest that such standard of review is appropriate;
(c) the Plan Administrator’s decisions and determinations during a Special Period shall be subject to a plenary, de novo standard of legal review; and
(d) the Plan Administrator shall not have the power to adopt any new rules and procedures, or modify or terminate such rules and procedures as were adopted and were in force immediately prior to a Special Period.

§ 7.8        Change of Control Claims Review Procedure. With regard to claims submitted on account of a termination of employment on or after a Change of Control and prior to the second anniversary of that Change of Control:
(a) the period for Plan Administrator notification of claim determination shall be ten (10) business days from receipt of the claim, rather than the period otherwise provided in Section 5.5(a);
(b) the extended period for Plan Administrator notification of claim determination shall be thirty (30) days, rather than the period otherwise provided in Section 5.5(a);
(c) the period for Plan Administrator notification of decision on review of a claim shall be ten (10) business days from receipt of the claim, rather than the period otherwise provided in Section 5.5(b);
(d) the extended period for Plan Administrator notification of decision on review of a claim shall be thirty (30) days, rather than the period otherwise provided in Section 5.5(b).

§ 7.9        Limitation of Subsequent Amendments or Termination. Upon a Change of Control, no subsequent amendment or termination of this Plan shall diminish a Change of Control Participant’s rights under this Plan. No amendment or termination of this Plan after a Change of Control shall amend or affect either this Section 7.9 or Section 6.3 of this Plan.

§ 7.10        Recovery with Interest. Any Change of Control Participant who is a prevailing party in any suit to recover unpaid Change of Control Severance Pay under this Plan, to enforce the terms of this Plan, or for breach of a Change of Control Separation Agreement shall be entitled, as liquidated damages and not as a penalty, to pre-judgment and post-judgment interest compounded daily from the date of the breach of duty or other wrong and until payment is made in full, on any monies due as damages or otherwise a result of such breach of duty or wrong. The interest rate for such purpose shall be the prime rate (as determined by the rate or average rate published by the Wall Street Journal for the majority of major banks on the date of the breach or wrongful action or failure to act) plus two percent (2%).

ARTICLE 8 PARTICULAR TRANSACTIONS AND OUTSOURCINGS
[Reserved]

IN WITNESS WHEREOF, the Company and each Subsidiary cause this MetLife Plan for Transition Assistance to be executed on the date indicated below each signature.

METROPOLITAN LIFE INSURANCE COMPANY
By /s/ Mark J. Davis
Mark J. Davis
Vice-President
Plan Administrator

/s/ Andrew Bernstein
Witness

Date 4/21/2014

APPENDIX A TO THE METLIFE PLAN FOR TRANSITION ASSISTANCE
SEPARATION AGREEMENT, WAIVER, AND GENERAL RELEASE
This Agreement sets forth the entire agreement and understanding which has been reached relative to the cessation of your (___) employment with MetLife, Inc. or an affiliate thereof, as the case may be (such employer, "MetLife"). It is fully agreed and understood as follows:
1. You agree that you release and discharge MetLife, its subsidiaries, and its affiliates, including but not limited to MetLife, Inc. (collectively, “the Company”) from any and all claims, demands, actions, liability, damages, back pay, attorneys’ fees, or rights of any and every kind or nature which you have against the Company arising out of arising out of or related to the discontinuance of your employment by MetLife, including claims arising under the Age Discrimination in Employment Act, as amended. You agree to waive your rights, if any, under Section 1542 of the California Civil Code, which states "[A] GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM[/HER] MUST HAVE MUTUALLY AFFECTED HIS[/HER] SETTLEMENT WITH THE DEBTOR," and your rights, if any, under the New Jersey Conscientious Employee Protection Act. This Agreement does not affect any rights that you may have arising out of events that occur after you have executed this Agreement.
2. In consideration for the release set forth in Section 1 of this Agreement, MetLife, Inc. agrees to (a) pay you the sum of $________, less legally-required withholding for taxes (the “Severance Pay”), in a lump sum; (b) provide you with outplacement services as described more fully in an exhibit to this Agreement. These payments and services are in additional to anything of value to which you are already entitled. Severance Pay will be paid to you on before March 15 of the calendar year after the earlier of this Separation Agreement being offered to you or your last day of active service as an employee of MetLife, Inc. and its affiliates.
3. You have forty-five (45) days in which to review this Agreement and fully consider its terms and any disclosure information that is attached as an exhibit to this Agreement prior to signing it. You should consult with legal counsel prior to signing this Agreement (if you live/work in West Virginia, you may contact the state Bar Association, if you wish, at 1-800-642-3617). You may accept this Agreement by fully executing it and returning it to MetLife, Inc. at 1 MetLife Plaza, Long Island City, NY 11101 attention: General Counsel by no later than 5:00 p.m. on the forty-fifth (45th) day after your receipt of it. After you have executed this Agreement, you will have seven (7) days to revoke this Agreement (except that if you are/were employed in Minnesota you will have fifteen (15) days to revoke this Agreement), which you may do by indicating your desire to do so in writing directed to MetLife, Inc. at the above address and attention. MetLife, Inc. must receive any revocation no later than 5:00 p.m. on the seventh (7th) day following the date on which you executed this Agreement (except that if you are/were employed in Minnesota, MetLife, Inc. must receive your revocation by 5:00 PM on the fifteenth (15th) day following the date you executed this Agreement or you must have your revocation postmarked and sent by certified mail return receipt requested by the fifteenth (15th) day following the date you executed this Agreement). This Agreement will become effective on the eighth (8th) day following your execution of this Agreement (except that if you are/were employed in Minnesota, this Agreement will become effective on the sixteenth (16th) date following your execution of this Agreement) (the “Effective Date”), provided you have not revoked it.

4. This Agreement may not be changed except in a writing that specifically references this Agreement and that is signed by you and an officer of MetLife. Any written stock option agreement into which you may have entered during your employment with MetLife remains in full force and effect.
I accept this Agreement:

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METLIFE

By: ____________________________________________
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